[NORTHSTAR REALTY FINANCE LOGO]

     NORTHSTAR REALTY FINANCE CORP. ANNOUNCES $40 MILLION PRIVATE PLACEMENT

NEW YORK, New York, April 15, 2005 -- NorthStar Realty Finance Corp. (NYSE:
NRF), an internally-managed REIT specializing in fixed income, structured finance and net lease investments in commercial real estate assets, today announced that on April 12, 2005 it completed a private placement of $40 million of trust preferred securities through its subsidiary, NorthStar Realty Finance
Trust. The proceeds will be used to finance future investments across the
Company's three business lines: subordinate real estate debt, real estate securities, and net lease properties.

The $40 million of trust preferred securities have a 30-year term, ending March
30, 2035. They bear interest at a fixed rate of 8.15% for the first ten years, ending March 30, 2015, whereupon the rate floats at three-month LIBOR plus
3.25%. The aggregate amount can also be redeemed at par beginning on March 30,
2010.

Mr. David T. Hamamoto, President and Chief Executive Officer, stated, "This transaction afforded us the opportunity to secure additional growth capital at attractive terms, as we will have fully committed our initial public offering proceeds during the current quarter. As always, we intend to generate high quality cash flows through the efficient deployment of capital, which we believe is the surest way to sustain long-term shareholder value."

ABOUT NORTHSTAR REALTY FINANCE CORP.

NorthStar Realty Finance Corp. is an internally-managed REIT that makes fixed income, structured finance and net lease investments in commercial real estate assets. NorthStar Realty's business consists of three core business lines:
subordinate real estate debt, real estate securities and net lease properties.

Contact:
Investor Relations
(800) 684-8879